SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14 (a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]


Check the appropriate box:


[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                                ZYGO CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:


          -----------------------------------------------

     2)   Aggregate number of securities to which transaction applies:


          -----------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determine):


          -----------------------------------------------

     4)   Proposed maximum aggregate value of transaction:


          -----------------------------------------------

     5)   Total fee paid:


          -----------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


          ---------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:


          ---------------------------------------------------

     3)   Filing Party:


          ---------------------------------------------------

     4)   Date Filed:


          ---------------------------------------------------

                                ZYGO CORPORATION
                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 31, 2000

The Special Meeting of Stockholders of Zygo Corporation (the "Company") will be held at the offices of the Company, Laurel Brook Road, Middlefield, Connecticut 06455 on July 31, 2000, at 2:00 p.m. Eastern Time, or any adjournments thereof for the following purposes:

     1. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of shares of common stock, $.10 par value (the "Common Stock"), authorized for issuance by the Company to Forty Million (40,000,000).

     2. To consider and vote upon a proposal to amend the Company's Amended and Restated Non-Qualified Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder to 4,850,000 shares.

     3. To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on June 26, 2000 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Special Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Special Meeting may revoke their proxy and vote their shares in person.


                                              By Order of the Board of Directors

                                              Paul Jacobs
                                              Secretary

July 7, 2000

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

--------------------------------------------------------------------------------

     Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                                ZYGO CORPORATION
                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                                 PROXY STATEMENT

            SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JULY 31, 2000

                               PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of Zygo Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Special Meeting of Stockholders to be held on July 31, 2000, at 2:00 p.m., local time, at the offices of the Company, Laurel Brook Road, Middlefield, CT 06455, or at any adjournment thereof, pursuant to the accompanying Notice of Special Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the Special Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders of the Company's Common Stock ("Stockholders") on or about July 10, 2000, and will be solicited chiefly by mail; however, certain officers, directors, and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, or other personal contact. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Special Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1 and 2 as set forth herein and in the accompanying Notice of Special Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only Stockholders of record at the close of business on June 26, 2000 are entitled to notice of and to vote at the Special Meeting or any and all adjournments thereof. On June 26, 2000, there were 14,428,685 shares of Common Stock outstanding. Each such share is entitled to one vote on each of the matters to be presented at the Special Meeting. The holders of a majority of the shares of Common Stock outstanding on June 26, 2000 present in person or by proxy and entitled to vote will constitute a quorum at the Special Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Special Meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                             PRINCIPAL STOCKHOLDERS

     The only stockholders who, as of June 26, 2000, have advised the Company that they beneficially own (because of sole or shared voting or investment power) more than 5% of the Company's outstanding Common Stock are set forth below. Such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them.

Name and Address of                     Amount and Nature of      Percentage of
Beneficial Owner                        Beneficial Ownership      Common Stock
----------------                        --------------------      ------------

Kopp Investment Advisors, Inc. ......       2,853,989 (1)             20.1%
6600 France Ave. South
Suite 672
Edina, Minnesota 55435

Canon Inc. ..........................        1,210,410(1)              8.5%
Shinjuku Dai-Ichi Seimei
Building
Tokyo 160, Japan

------------------------------
(1)  Information derived from Nasdaq-AmEx Online.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of June 26, 2000 (except as otherwise noted in the footnotes) of (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"), and (iii) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power with respect to the shares of Common Stock owned by him.


                                       Amount and Nature of Beneficial
Name of Beneficial Owner                Ownership of Common Stock (1)        Percentage of Common Stock
------------------------------------------------------------------------------------------------------------
John Berg ............................           532,984                                3.7%

Paul Forman ..........................           407,530(2)                             2.9%

Seymour Liebman ......................            78,000(3)                              .5%

Robert G. McKelvey ...................           142,370(4)                             1.0%

J. Bruce Robinson ....................            17,044(5)                              .1%

Patrick Tan ..........................           336,363                                2.4%

Robert B. Taylor .....................            65,500(6)                              .5%

Gary K. Willis .......................           411,500(7)                             2.8%

Carl A. Zanoni .......................           487,900(8)                             3.4%

Brian J. Monti .......................             5,000(9)                               *

Robert A. Smythe .....................            45,208(10)                             .3%

All directors and officers as a
group including those named above
(15 persons) .........................         2,578,739(11)                           17.5%



                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------

*    Less than 0.1 percent.

(1) The persons named and all directors and officers as a group in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except for shares which can be acquired by the exercise of stock options.

(2) Includes options to purchase 3,000 shares of Common Stock, which are exercisable within 60 days.

(3) Consists of options to purchase 78,000 shares of Common Stock, which are exercisable within 60 days.

(4) Includes options to purchase 78,000 shares of Common Stock, which are exercisable within 60 days.

(5) Includes options to purchase 12,500 shares of Common Stock, which are exercisable within 60 days.

(6) Includes options to purchase 60,000 shares of Common Stock, which are exercisable within 60 days.

(7) Includes options to purchase 227,500 shares of Common Stock, which are exercisable within 60 days.

(8) Includes options to purchase 1,500 shares of Common Stock, which are exercisable within 60 days.

(9) Consists of options to purchase 5,000 shares of Common Stock, which are exercisable within 60 days.

(10) Includes options to purchase 44,124 shares of Common Stock, which are exercisable within 60 days.

(11) Includes options to purchase 544,374 shares of Common Stock, which are exercisable within 60 days.

PROPOSAL NO. 1--ADOPTION OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE
                OF INCORPORATION

     The Board of Directors has approved and recommends that the Stockholders of the Company approve an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation, as amended (the "Charter"), to increase the number of authorized shares of the Common Stock from 15,000,000 to 40,000,000 shares. Of the 15,000,000 shares of Common Stock presently authorized, 14,428,685 shares have been issued and are outstanding as of June 26, 2000.

     The Board of Directors has proposed this increase in the authorized number of shares of Common Stock and recommends its adoption in order to provide the Company with greater flexibility to issue Common Stock for appropriate corporate purposes. The purposes for which such additional authorized stock could be issued include but are not limited to the funding of the Company's capital needs and corporate growth, the acquisition of desirable businesses, the exercise of stock options granted to attract and retain employees and for stock splits and stock dividends. If Proposal No. 1 is not adopted, the Company's ability to finance its future capital needs and to pursue appropriate acquisitions and corporate opportunities will be severely limited. In addition, the Company relies on options as an integral part of the compensation package used to retain existing employees and attract new employees and consultants. If Proposal No. 1 is not adopted, the Company will be limited in its ability to use options as part of a compensation package, and the Company's ability to retain existing employees and attract new employees and consultants may be adversely affected.

     Approval of the proposed amendment to the Charter will allow the Board of Directors to move promptly to issue additional shares of Common Stock, if appropriate opportunities should arise, without the delay and expense of calling another special Stockholders' meeting or the delay in waiting for the next annual Stockholder's meeting, traditionally held in November. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted. Like the presently authorized by unissued shares of the Company's Common Stock, the additional shares of Common Stock will be available without further action by the Stockholders unless such action is required by applicable law or by the rules of the Nasdaq National Market or any applicable stock exchange. Stockholders do not have preemptive rights with respect to the authorization of additional shares of Common Stock. Except in certain cases such as a stock dividend, the issuance of additional shares of Common Stock would have the effect of diluting the voting powers of existing Stockholders. The Company has no arrangements, commitments or understandings with respect to the sale or issuance of any additional shares of Common Stock, except in connections with the options outstanding or to be granted under the Company's stock option plans.

     Accordingly, the Board of Directors has adopted and recommends that the Stockholders approve the following resolution:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended to authorize the issuance of up to Forty Million (40,000,000) shares of Common Stock, so that Article Fourth of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

               "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Forty Million (40,000,000). The par value of each of such shares is Ten Cents ($.10). All such shares are of one class and are shares of Common Stock."

     Although not a factor in the Board of Directors' decision to propose the amendment, one of the effects of the amendment to the Charter may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the Company, since the issuance of these additional shares of Common Stock could be used to dilute the stock ownership of persons seeking to obtain control or otherwise increase the cost of obtaining control of the Company.

VOTE REQUIRED.

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on June 26, 2000 and entitled to vote at the Special Meeting is required for the adoption of the proposed amendment to the Company's Restated Certificate of Incorporation. Broker non-votes and abstentions with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be included in the calculation of the number of shares considered to be present at the Special Meeting and outstanding on the record date. Accordingly, an abstention from voting by a Stockholder present in person or by proxy at the meeting and broker non-votes have the same legal effect as a vote "against" the matter, thereby making it more difficult to obtain the number of affirmative votes required to approve this proposal.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

     The following table contains information concerning the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer of the Company during the 2000 fiscal year and the other four most highly compensated executive officers of the Company ("named executives") whose cash compensation exceeded $100,000 for the year ended June 30, 2000 for services in all capacities to the Company.


                           SUMMARY COMPENSATION TABLE

                                                      Annual Compensation                         Long-Term Compensation Awards
-----------------------------------------------------------------------------------------------------------------------------------

Name & Principal Position Held                                                                 Securities
During Fiscal 2000                 Fiscal                                 Other Annual         Underlying       All Other Compen-
                                   Year       Salary         Bonus        Compensation (1)     Options/SARs     sation (2) (3) (4)
-----------------------------------------------------------------------------------------------------------------------------------
Gary K. Willis (5) .............   2000       $207,911          --           $ 9,554               --                $ 4,328
Chairman, Director                 1999       $255,769          --           $10,800               --                $19,925
                                   1998       $241,923          --           $10,800            25,000               $26,239

J. Bruce Robinson (6) ..........   2000       $280,507          --           $ 9,554            20,000               $30,574
President, Chief Executive         1999       $ 81,731          --           $ 3,738            50,000               $55,112
Officer, Director                  1998       $    --           --           $   --                --                $   --

Brian J. Monti (7) .............   2000       $177,861          --           $ 9,544            25,000               $66,228
Vice President, Worldwide Sales    1999       $    --           --           $   --                --                $   --
& Marketing                        1998       $    --           --           $   --                --                $   --

Robert A. Smythe ...............   2000       $163,430          --           $ 9,544             5,000               $ 5,382
Vice President,                    1999       $134,615          --           $10,800             4,000               $10,011
Engineering                        1998       $126,635          --           $10,800               --                $14,798

Carl A. Zanoni .................   2000       $184,615          --           $ 9,544             5,000               $ 5,559
Vice President,                    1999       $195,192          --           $10,800               --                $13,833
Technology, Director               1998       $189,712          --           $10,800            15,000               $20,147

                                                                                                       (FOOTNOTES ON FOLLOWING PAGE)


------------------------------

(1)  Amounts paid as automobile allowance.

(2) Includes aggregate amounts of $2,600, $0, $0, $3,654, and $3,831 in fiscal 2000, $18,197, $0, $0, $8,283, and $12,105 in fiscal 1999, and $24,511, $0,
     $0, $13,300, and $18,419 in fiscal 1998, paid or contributed on behalf of Messrs. Willis, Robinson, Monti, Smythe and Zanoni, respectively, under the Company's Defined Contribution Profit Sharing Plan (the "Plan"). Contributions made under the profit sharing component of the Plan are determined annually by the Board of Directors, based on each employee's compensation, and vest at the rate of 20% per year of service to the Company. Employees are fully vested in contributions made in the discretion of the Company under the 401(k) component of the Plan.

(3)  Includes $1,728, $1,728, $1,728, $1,728, and $1,728 in fiscal 2000, $1,728,
     $1,728, $0, $1,728, and $1,728 in fiscal 1999, and $1,728, $0, $0, $1,498, and $1,728 in fiscal 1998, for Messrs. Willis, Robinson, Monti, Smythe and Zanoni, respectively, representing the value of life insurance provided to the named executives.

(4) Includes relocation expenses of $28,846 and $64,500 for Messrs. Robinson and Monti, respectively, in fiscal 2000 and $53,384 in fiscal 1999 for Mr. Robinson.

(5) Mr. Willis resigned as Chief Executive Officer of the Company on November 17, 1999.

(6) Mr. Robinson became President of the Company on February 22, 1999 and Chief Executive Officer of the Company on November 17, 1999.

(7)  Mr. Monti became an officer of the Company on July 1, 1999.

                 OPTION PLAN BENEFITS GRANTED DURING FISCAL 2000

     The following table sets forth certain summary information concerning individual grants of stock options made during the year ended June 30, 2000 to each of the Company's executive officers named in the Summary Compensation Table.


                                                                                                  Potential Realizable
                                                                                                    Value at Assumed
                                                                                                  Annual Rates of Stock
                                                                                                  Price Appreciation for
                                              Individual Grants                                        Option Term
-------------------------------------------------------------------------------------------------------------------------------
                                 No. of
                               Securities        % of Total
                               Underlying     Options Granted    Exercise Price
                                 Options      to Employees in     or Base Price   Expiration
Name and Position               Granted(1)          2000          per Share(2)        Date            5%             10%
-------------------------------------------------------------------------------------------------------------------------------
Gary Willis ...................     --               --                 --               --             --             --
Chairman of the Board

J. Bruce Robinson .............  20,000            12.7%             $ 9.50           8/18/09       $119,490       $302,811
President, Chief Executive
Officer, Director

Brian J. Monti ................  20,000            12.7%             $11.75           7/01/09       $147,790       $374,529
Vice President, Worldwide         5,000             3.2%             $23.81           2/09/10       $ 74,879       $189,759
Sales and Marketing

Robert A. Smythe ..............   5,000             3.2%             $ 9.50           8/18/09       $ 29,872       $ 75,703
Vice President,
Engineering

Carl A. Zanoni ................   5,000             3.2%             $ 9.50           8/18/09       $ 29,872       $ 75,703
Vice President,
Technology, Director


---------------------------------

(1)  Options vest ratably over four years on the anniversary of the grants.

(2) The exercise price was equal to the market value of the underlying Common Stock on the day of the grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                                           Number of Unexercised             Value of Unexercised In-the-
                                                          Options at June 30, 2000          Money Options at June 30, 2000
                                                      -------------------------------   --------------------------------------------
                         Shares
                       Acquired on       Value
Name                    Exercise        Realized       Exercisable       Unexercisable      Exercisable         Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Gary K. Willis ........       --             --          227,500            7,500          $11,526,058           $   316,073

J. Bruce Robinson .....       --             --           12,500           57,500          $   525,913           $ 2,446,798

Brian J. Monti ........       --             --              --            25,000          $       --            $   969,760

Robert A. Smythe ......     1,800     $   59,625          44,124            8,000          $ 2,239,886           $   343,694

Carl A. Zanoni ........   105,000     $3,869,820           1,500            9,500          $    63,215           $   406,909
------------------------------------------------------------------------------------------------------------------------------------


                              DIRECTOR COMPENSATION

     As originally adopted, effective March 11, 1997, each director who is not a full-time employee of, or consultant to the Company (a "Non-Employee Director") received a meeting fee of $1,500 per meeting attended, whether board or committee, in person or by telephone. Pursuant to the Zygo Corporation Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), each Non-Employee Director was granted an option to purchase 75,000 shares of Common Stock, vesting at a rate of 15,000 shares per year, exercisable at the fair market value of a share of Common Stock on the date of grant. The Non-Employee Director Plan further provided that an option to purchase 25,000 shares of Common Stock automatically was to be granted to each person who is subsequently elected to the Board of Directors (and, who is on such election, a Non-Employee Director) at the time of such election, and to each Non-Employee Director (including then existing Non-Employee Directors) on the fifth anniversary of the date on which an option was previously granted to that Non-Employee Director, provided that he had continuously served as a director of the Company through such fifth anniversary.

     Effective September 24, 1999, under the Company's Amended and Restated Non-Employee Director Stock Option Plan (the "Amended and Restated Director Plan"), each new Non-Employee Director (other than a person who was previously an employee of the Company or any of its subsidiaries) instead will be granted an option to purchase 8,000 shares of Common Stock on his or her first day of service as a Non-Employee Director or, if such first day of service is at least nine months after the Company's last Annual Meeting, the date of the first Annual Meeting occurring after his or her first day of service. Each other Non-Employee Director (including individuals who may have been new Non-Employee Directors in prior years) will be granted an option to purchase 3,000 shares of Common Stock on the date of each Annual Meeting during his or her service as a Non-Employee Director. The Amended and Restated Director Plan defines a Non-Employee Director as a director who is not also an employee of the Company or any of its subsidiaries and the term "Non-Employee Director" as used in this Proxy Statement has this meaning with respect to all references to Non-Employee Directors under the Amended and Restated Director Plan. All options will be exercisable at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, will be fully exercisable on the date of grant and will have a ten year term. In addition, Non-Employee Directors will receive $1,000 for each board meeting attended in person, $500 for each board meeting attended by telephone connection, and $500 for committee meetings attended. Each Non-Employee Director also is reimbursed for out-of-pocket expenses incurred as a result of attendance at a board or committee meeting.

     In addition, pursuant to the terms of a Services Agreement between Paul F. Forman and the Company (as more fully described below), Mr. Forman was deemed not to be a Non-Employee Director for the period commencing July 1, 1994 and ending September 30, 1999. During that time, Mr. Forman received an annual retainer of $20,000 for his participation on the Board of Directors. From September 30, 1999, Mr. Forman remains on the board of directors and is brought in by the Company for consulting on a per diem basis.

      EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

     Effective November 18, 1999, Mr. Willis' previous employment agreement, effective February 1992 and amended in 1993, 1994, and 1995 was terminated. A new employment agreement was entered into with Mr. Willis on November 18, 1999. Under the new agreement, Mr. Willis receives an annual base salary of $137,500, in the role of Chairman of the Board of Directors of the Company. The term of Mr. Willis' employment is three years, subject to automatic one-year renewal terms unless terminated by either party upon thirty (30) day prior written notice.

     The agreement provides for Mr. Willis certain insurance and other benefits. For as long as Mr. Willis continues to render employment or consulting services to the Company and has not attained age 65, and to the extent permitted by the terms of the insurance policy of the insurer, the Company will continue in effect the existing life insurance policy in the amount of $600,000 and the existing key man life insurance policy in the amount of $1 million, both on the life of Mr. Willis. Upon the death of Mr. Willis, proceeds from the key man policy received by the Company, less all costs and expenses paid by the Company associated with this policy, and less a 5% annual rate of return, on the capital outlay for this policy, will be paid to Mr. Willis' designated beneficiary. In addition, for so long as Mr. Willis continues to render consulting services to the Company and has not attained age 65, Mr. Willis is entitled to participate in the health insurance and short and long term disability plans, provided by the Company for its employees, to the extent permitted under the terms of the then existing plans and policies of plan providers.

     The employment agreements described above grant to Mr. Willis a severance package in the event the Company terminates his employment (other than for justifiable cause (as defined in each of the employment agreements), disability, or death) with the Company, or in the event Mr. Willis resigns within 90 days of a "Change in Control" of the Company. Under the package, Mr. Willis will be provided with (i) the greater of one year's base salary or the entire remaining amount of Mr. Willis salary through November 17, 2002 and (ii) the continuation, of all existing health insurance, dental coverage, key man life insurance, AD&D and long-term disability coverage then in effect at Mr. Willis expense, until he attains age 65, provided however, that Mr. Willis agrees to maintain a consulting relationship with the Company during the applicable period.

     In January 1999, the Company entered into an employment agreement with Mr. Robinson. Under the employment agreement, Mr. Robinson receives an annual base salary of $250,000, or such higher amount as the Board may determine from time to time. The term of Mr. Robinson's employment under the employment agreement is one year, commencing February 22, 1999, subject to automatic one-year renewal terms unless terminated by either party on thirty (30) days' prior written notice. The employment agreement also provided for the grant to Mr. Robinson of a stock option to purchase 50,000 shares of the Company's Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years.

     Effective November 18, 1999, Mr. Robinson's employment agreement was amended to change Mr. Robinson's position to Chief Executive Officer and to increase his annual base salary to $275,000 (or such higher amount as the Board may determine from time to time).

     In July 1999, the Company entered into an employment agreement with Mr. Monti to fill the position of Vice President - Sales & Marketing. Under the agreement, Mr. Monti receives an annual base salary of $175,000 or such higher amount as the Board may determine from time to time. The term of Mr. Monti's agreement is one year and is subject to automatic one-year renewal terms unless terminated by either party on thirty (30) days' prior written notice. The employment agreement with Mr. Monti also provided for the grant to Mr. Monti of a stock option to purchase 20,000 shares of the Company's Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years.

     The employment agreements described above grant to Messrs. Robinson and Monti a severance package in the event the Company terminates their employment (other than for justifiable cause (as defined in each of the employment agreements) disability, or death) with the Company. Under the package, Mr. Robinson would be provided his base salary from the time of his involuntary termination to 12 months thereafter. In addition, in the event Mr. Robinson resigns within 90 days of a "Change of Control", as defined therein, of the Company, the agreement generally provides for (i) the continued payment of his salary for a one-year period, and (ii) the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Mr. Robinson. The severance coverage for Mr. Robinson additionally provides for the automatic vesting of options to purchase shares of the Company' Common Stock then held by Mr. Robinson.

     Mr. Monti's agreement provides for the continuation of his base salary for six months from the date of his involuntary termination. In the event his employment is terminated without justification and occurs after a "Change of Control", the agreement provides for the (i) continuation of existing health, dental and long term disability insurances as well as AD&D coverage in effect at the time of termination, for a period of the lesser of six months or until covered by another plan and (ii) continuation of Mr. Monti's salary for a period of six months after the date of termination.

     In August 1993, the Company entered into a Services Agreement with Paul F. Forman (the "Services Agreement") providing for the retention of Mr. Forman as an executive officer of the Company through the end of the 1994 fiscal year and thereafter as a consultant to the Company for an additional five years. Pursuant to this Services Agreement, Mr. Forman received salary payments of $148,271 for the year of employment and a one-time payment of $149,500 upon his termination from active employment, and received a $20,000 retainer for board service for each of the five years of his consultancy plus 80%, 60%, 40%, and 20% of his salary at June 30, 1994, for each of the first through fourth years of his consultancy, respectively. The Services Agreement further provided that all outstanding unvested options to purchase Common Stock from the Company to Mr. Forman vested effective at the conclusion of the fiscal year ended June 30, 1994 (options to purchase 20,475 shares of Common Stock). The Agreement was terminable (with all payment obligations thereunder terminating) by Mr. Forman, at any time, and by the Company upon the death or disability of Mr. Forman or for justifiable cause (as defined in the Services Agreement); except that if the Services Agreement terminated as a result of the death or disability of Mr. Forman, he (or his estate) would have been entitled to receive the lesser of twice his June 30, 1994 salary or the aggregate remaining compensation payments otherwise required to be made under the Services Agreement. In December 1996, the Company entered into an amendment to the Services Agreement with Mr. Forman, providing for the extension of the term of the existing Services Agreement until September 30, 1999, with Mr. Forman receiving annually for the last 15 months of the amended Services Agreement 20% of his salary at June 30, 1994 (in addition to the retainer previously provided for). From September 30, 1999, Mr. Forman remains on the board of directors and is brought in by the Company for consulting on a per diem basis.

     The Services Agreement, which contains certain restrictions on soliciting employees and others and is coexistent with a non-competition agreement between

Mr. Forman and the Company, replaced the Confidentiality and Non-Competition Agreement, dated October 25, 1983, entered into between Mr. Forman and the Company. Pursuant to the Confidentiality and Non-Competition Agreement, upon the involuntary termination of his employment by the Company without cause, Mr. Forman was entitled to receive, for each of the five years from the termination of his employment, an amount equal to the highest annual compensation (salary plus bonus) received by him at any time during that termination year or any of the three years immediately preceding his termination, increasing each of the five years by 12% or, if greater, the consumer price index increase for that year.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 2000, the Compensation Committee consisted of Messrs. Seymour E. Liebman, Robert G. McKelvey, and Paul W. Murrill. As of June 26, 2000, the Compensation Committee consisted of Mr. Liebman and Mr. McKelvey. Mr. Murrill resigned from the Company's Board of Directors in May 2000. Mr. Liebman is the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. ("Canon"). Canon Sales Co., Inc., a subsidiary of Canon, acts as exclusive distributor of certain of the Company's products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $16,463,000 for fiscal 2000. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, the Company and Canon have entered into agreements providing for confidential exchange of certain technology.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Canon Sales Co., Inc., a subsidiary of Canon, one of the principal Stockholders of the Company, acts as a distributor of certain of the Company's products in Japan. (See "Compensation Committee Interlocks and Insider Participation" above).

PROPOSAL NO. 2--ADOPTION OF AN AMENDMENT TO THE COMPANY'S AMENDED AND
                RESTATED NON-QUALIFIED STOCK OPTION PLAN

   GENERAL DESCRIPTION OF AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION PLAN

     The Board of Directors has determined that it would be in the best interests of the Company to further amend the Amended and Restated Non-Qualified Stock Option Plan (the "Plan") to provide that the number of shares of Common Stock for which stock options (the "Stock Options") may be granted pursuant to such Plan be increased from 3,350,000 to 4,850,000 shares and to clarify that, the Board of Director shall have the discretion to adjust the number of shares of Common Stock available for issuance under the Plan in the event the Company declares a stock dividend or subdivides or combines the Common Stock. As of June 26, 2000, Stock Options to purchase 801,024 shares of Common Stock, in the aggregate, granted pursuant to the Plan were outstanding, and Stock Options to purchase 903,888 shares of Common Stock remained available for future grant thereunder. The proposed amendment would make 1,500,000 additional shares of Common Stock available for issuance upon exercise of Stock Options granted under the Plan. The Board of Directors believes that an increase in the number of shares of Common Stock for which Stock Options may be granted pursuant to the Plan is necessary in order to provide the Company with an effective incentive to attract and retain key employees.

     The Plan is administered by a committee of at least two members of the Board of Directors, chosen by the Board of Directors. The Committee presently consists of Messrs. Liebman and McKelvey. Each member of the Committee is a "non-employee director," as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to the provisions of the Plan, the Committee has the authority to determine the individuals to whom Stock Options will be granted, the number of shares of Common Stock to be covered by each such Stock Option, the option price, the option period, the vesting restrictions, if any, with respect to the exercise of the Stock Option, and other terms and conditions.

 PRICES, EXPIRATION DATES AND OTHER MATERIAL CONDITIONS; CONSIDERATION RECEIVED
                        OR TO BE RECEIVED BY THE COMPANY

     The terms and conditions of each Stock Option granted under the Plan must be set forth in a stock option agreement issued by the Company to the optionee (the "Stock Option Agreement"). Potential optionees under the Plan consist of present or future key employees of the Company or a subsidiaries of the Company and of directors of the Company, whether or not they are employees of the Company. Any such Stock Option Agreement must include certain provisions, including that (i) the full purchase price of the shares purchased under the option will be paid upon exercise thereof, (ii) the option expire not later than ten years from the date the option is granted, or prior thereto, if the optionee ceases to be employed by the Company or a subsidiary thereof (otherwise than by reason of the optionee's death) unless extended by the Committee acting in its sole discretion (provided that no such extension shall result in an option having a term greater than ten years), and (iii) the option shall not be transferable other than by will or by the laws of descent and distribution and is exercisable during the lifetime of the optionee only by him or her.

     The Board may amend or terminate the Plan, provided that any amendment which would increase the aggregate number of shares of Common Stock as to which Stock Options may be granted under the Plan (except anti-dilution adjustments), materially increase the benefits under the Plan, or modify the class of persons eligible to receive Stock Options under the Plan, is subject to the approval of the Stockholders.

                  MARKET VALUE OF SECURITIES UNDERLYING OPTIONS

     As of June 26, 2000, the market value of the Common Stock was $70.438 per share.

                         FEDERAL INCOME TAX CONSEQUENCES

     An optionee does not recognize taxable income upon the grant of an option. In general, an optionee recognizes ordinary income when the option is exercised (assuming the stock acquired is either transferrable or not subject to a substantial risk of forfeiture) equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. Upon a later sale of the stock, the optionee recognizes capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

                                  PLAN BENEFITS

     No predetermined stock option grants are to be issued upon the approval of the amendment to the Amended and Restated Stock Option Plan. Accordingly, no information is available and no predetermined stock option grants to (i) any executive officer named in the Summary Compensation Table (see "Executive Compensation"), (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officers who are not executive officers, as a group, are to be issued upon the approval of the amendment to the Amended and Restated Stock Option Plan.

     Accordingly, the Board of Directors recommends that the Stockholders approve the following resolution:

          RESOLVED, that the total number of shares of the Corporation's Common Stock which may be issued under the Corporation's Amended and Restated Non-Qualified Stock Plan (the "Plan") shall be increased to 4,850,000 shares and shall be subject to adjustment by the Board of Directors to reflect stock dividends, combinations, and subdivisions of the Common Stock, so that the first sentence of Section 2 of the Plan be amended to read in its entirety as follows:

          "Except as otherwise permitted pursuant to paragraph 6 hereof or as determined necessary by the Board of Directors in order to reflect any stock dividend, subdivision or combination of the Common Stock, the total number of shares of the Company's Common Stock, par value $.10 per share, which may be issued under the Plan shall not exceed 4,850,000 and may be authorized and unissued shares or issued and reacquired shares, as the Board of Directors may from time to time determine."

VOTE REQUIRED.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Special Meeting is required for the adoption of the proposed amendment to the Plan. Broker non-votes and abstentions with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be included in the calculation of the number of shares considered to be present at the Special Meeting. Accordingly, an abstention from voting by a Stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL THEREOF.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than July 8, 2000 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                     OTHER MATTERS COMING BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Special Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Special Meeting, please sign the proxy and return it in the enclosed envelope.

                                              By Order of the Board of Directors

                                              Paul Jacobs
                                              Secretary

                                                                           PROXY

                                ZYGO CORPORATION

                 SPECIAL MEETING OF STOCKHOLDERS, JULY 31, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mr. Bruce J. Robinson, Mr. Michael Auth and Mr. Gary K. Willis as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on June 26, 2000, at the Special Meeting of Stockholders to be held on July 31, 2000, at 2:00 p.m., Eastern Time, or any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS NOS. 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     Please mark, sign, date, and return this proxy card promptly in the enclosed envelope.

[ ] I PLAN TO ATTEND THE MEETING TO BE HELD AT THE OFFICES OF THE COMPANY, LAUREL BROOK ROAD, MIDDLEFIELD, CONNECTICUT, ON JULY 31, 2000.


             (Continued and to be dated and signed on reverse side)

     PROPOSAL NO. 1. Proposal to adopt an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance:

                  [ ]  For     [ ]  Against   [ ]  Abstain


     PROPOSAL NO. 2. Proposal to increase the number of shares of Common Stock available for grant under the Company's Amended and Restated Non-Qualified Stock Option Plan:

                  [ ]  For     [ ]  Against   [ ]  Abstain


Note: Please sign exactly as name appears hereon. All joint owners should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partnership, please sign in partnership name by authorized person.

                                                Date: ____________________, 2000



                                                      --------------------------
                                                      Signature


                                                      --------------------------
                                                      Signature if jointly held


PLEASE MARK YOUR CHOICE LIKE THIS  [X]  IN BLUE OR BLACK INK.